HADRON, INC.

                        VOTING AGREEMENT








                         March 30, 2000

                          HADRON, INC.
                        VOTING AGREEMENT


     THIS AGREEMENT is made and entered into on March 30, 2000 by and among each of certain holders of the common stock of HADRON, INC., a New York corporation (the "Company"), designated as Holders on the signature pages hereto (the "Holders"), C.W. Gilluly ("Gilluly"), and Jon M. Stout ("Stout"), Patricia W. Stout ("Mrs. Stout"), the Stout Dynastic Trust (the "Stout Trust") and J. Richard Knop ("Knop") (Stout, Mrs. Stout, Stout Trust and Knop, being collectively, the "Investors" and the Investors together with Gilluly, being collectively, the "Voting Group," and individually a "Member" of the Voting Group).

     WHEREAS, pursuant to that certain Securities Purchase Agreement of even date herewith (the "Purchase Agreement"), the Investors and certain of the Holders have purchased shares of the Company's common stock, $0.02 par value ("Common Stock"); and

     WHEREAS, as a consequence of the aforesaid purchase, the Members of the Voting Group hold a majority of the issued and outstanding shares of Common Stock; and

     WHEREAS, the Holders and the Members of the Voting Group desire stability and continuity of management for the Company, and desire therefore to enter into this Agreement to provide for voting as to the number and identity of directors and to the change in the state of the Company's corporate domicile.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. Agreement to Vote. Each Holder and Member of the Voting Group hereby agrees to hold all of the Common Stock registered in his or its name, and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for the Common Stock, and any other voting securities of the Company subsequently acquired by such Holder or Member, (such Common Stock and other voting securities hereinafter collectively referred to as the "Voting Shares") subject to, and to vote the Voting Shares in accordance with, the provisions of this Agreement. Except as set forth in paragraph 3 hereof, any person purchasing or otherwise acquiring Voting Shares subsequent to the date hereof shall become a party to this Agreement and shall be subject to the obligations hereunder.

     2.   Board of Directors.

          (a) From and after the date hereof and until the provisions of this Section cease to be effective, each Holder and each Member (Holders and Members of the Voting Group collectively referred to collectively as "Stockholders" and individually as "Stockholder") shall vote all of the Voting Shares over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder's control (whether in his or its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise), and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings so that:

               (1) The authorized number of members of the Company's Board of Directors (the "Board") shall continue to be five (5) unless and until such greater number is directed or approved by the Investors.

               (2) During the term of this Agreement, the Investors shall be entitled to nominate (the "Investor Nominees") and the Stockholders shall vote their shares to elect the Investor Nominees as the majority of the members of the Board.

       (3) Any Investor Nominee elected or appointed as a director hereunder shall be removed from the Board (and thereupon from all committees of the Board), with or without cause, only upon the written request or consent of the Investors.

               (4) In the event that any Investor Nominee designated hereunder for any reason ceases to serve as a member of the Board or any committee thereof during such representative's term of office, the resulting vacancy on the Board or committee shall be filled by a newly designated Investor Nominee.

               (5) Upon the written direction or consent of the Investors, the Company shall take such actions as may be necessary and convenient to change the corporate domicile of the Company to the state of Delaware.

          (b) In each case provided for herein, the direction, consent, approval, nomination or vote of the Investors shall be determined by the Investors holding a majority of the shares of the Company's Common Stock held by all Investors.

     3.   Successors in Interest.

   (a) With the exception of transfers made under the conditions set forth in paragraphs 3(a)(1) and 3(a)(2) below, any attempted transfer of the Voting Shares shall be of no effect unless and until the person(s) to whom such shares are being transferred agrees in writing to be bound by the terms of this Agreement. This agreement shall not apply to shares that are sold by the parties during the term of this agreement, provided such sales are either:

    (1) open market sales in brokers' transactions as that term is defined in Rule 144, under the Securities Act of 1933; or

    (2) sales made after the Investors shall have declined a right of first refusal to purchase such shares at the same price and
terms   offered  by  a  bona  fide  offeree  in  an  arms  length
transaction within three (3) business days after Investors receipt of written notice specifying the price and terms and identity of the prospective purchaser.

         (b)   Each  certificate representing any of the  Voting
Shares shall bear a legend reading as follows:

          The shares evidenced hereby are subject to a Voting Agreement dated as of March 30, 2000 (a copy of which may be obtained without charge from the issuer) that contains certain restrictions on the transferability of the shares, and by accepting any interest in such shares the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of such Voting Agreement.

     4.    Termination.   This Agreement shall terminate  in  its
entirety and be of no further force or effect five (5) years from the effective date of this Agreement.

     5. Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Holders or their assigns holding not less than a majority of the shares of Common Stock held by all Holders; and (b) the Members of the Voting Group or their assigns holding not less than a majority of the shares of Common Stock held by all Members of the Voting Group. Any amendment or waiver so effected shall be binding upon all parties hereto, any assignee of any such party, and any other stockholder of the Company subject to the terms of this Agreement.

     6. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization, or the like, any securities issued with respect to the Voting Shares shall become "Voting Shares" for purposes of this Agreement and shall be endorsed with the legend set forth in
Section 3(b) hereof.

     7. Enforceability/Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, (a) such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and
(b) the parties shall, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the Voting Shares shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.

     8. Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia without reference to conflict of law provisions.

     9. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, mailed by first class mail, postage prepaid, or delivered by courier or overnight delivery, addressed (a) to such Stockholder's address on record with the Company. Notices that are mailed shall be deemed received ten (10) days after deposit in the United States mail. Notices sent by courier or overnight delivery shall be deemed received two (2) days after they have been so sent.

     10.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but
all   of  which  together  shall  constitute  one  and  the  same agreement.

     11. Injunctive Relief. Each holder of Voting Shares agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each holder of Voting Shares may, in its sole discretion, apply for specific performance and injunctive relief in any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

GILLULY:                      INVESTORS:

/S/ C.W. GILLULY              /S/ JON M. STOUT
----------------------        -----------------------------------
C.W. Gilluly                  Jon M. Stout

                              /S/ PATRICIA W. STOUT
                              -----------------------------------
                              Patricia W. Stout

                              Stout Dynastic Trust

                              /S/ JON M. STOUT
                              -----------------------------------
                              By Jon M. Stout, Trustee

                              /S/J. RICHARD KNOP
                              -----------------------------------
                              J. Richard Knop

                              HOLDERS:
                              /S/ JOHN D. SANDERS
                              -----------------------------------
                              John D. Sanders


                              BOLES KNOP AFFILIATES

                              /S/ JACK BOLES
                              ----------------------------------
                              Jack Boles

                              /S/ JEFF RUBIN
                              ----------------------------------
                              Jeff Rubin

                              /S/ J. RICHARD KNOP
                              ----------------------------------
                              J. Richard Knop

                              /S/ RICHARD MILLER
                              ----------------------------------
                              Richard Miller

                              /S/ JONATHAN CATHERWOOD
                              ----------------------------------
                              Jonathan Catherwood

                              /S/ BOB WRIGHT
                              ----------------------------------
                              Bob Wright

                              /S/ SUSUN WRIGHT
                              ----------------------------------
                              Susan Wright